Filed pursuant to Rule 424(b)(5)
Registration File No. 333-193511

PROSPECTUS SUPPLEMENT
To prospectus dated February 11, 2014

UP TO $10,000,000 OF
SHARES OF
COMMON STOCK

We are offering up to $10.0 million of shares of our common stock from time to time through our sales agent, Roth Capital Partners, LLC (“Roth”). These sales, if any, will be made pursuant to the Equity Distribution Agreement, or sales agreement, entered into on February 11, 2014, between us and Roth.

In accordance with the sales agreement, we may offer and sell shares of our common stock through Roth from time to time by any method deemed to be an “at the market offering” as defined in Rule 415 under the Securities Act of 1933, as amended (the “Securities Act”), which includes sales made directly on the NASDAQ Capital Market or other existing trading market, or sales made to or through a market maker. With our prior written consent, sales may also be made in negotiated transactions and any other method permitted by law. Roth is not required to sell any specific number or dollar amount of securities but will act as sales agent using commercially reasonable efforts consistent with its normal trading and sales practices and applicable state and federal laws, rules and regulations and the rules of the NASDAQ Capital Market, on mutually agreeable terms between Roth and us. There is no arrangement for funds to be received in any escrow, trust or similar arrangement.

We will pay Roth a commission equal to 3% of the gross proceeds of the sales price per share. The net proceeds to us that we receive from sales of our common stock in this offering will depend on the number of shares actually sold and the offering price for such shares.

In connection with the sale of common stock on our behalf, Roth may be deemed to be an “underwriter” within the meaning of the Securities Act, and the compensation of Roth may be deemed to be underwriting commissions or discounts. We have agreed to provide indemnification and contribution to Roth against certain liabilities, including liabilities under the Securities Act.

Our common stock is listed on the NASDAQ Capital Market and traded under the symbol “GNVC.” The last reported sale price of our common stock on the NASDAQ Capital Market on February 10, 2014 was $3.50 per share.

As of January 24, 2014, the aggregate market value of the voting and non-voting common equity held by non-affiliates, computed by reference to the price at which the common equity was last sold on that date, was approximately at least $45,994,699, based on 13,678,285 shares of outstanding common stock, of which at least 11,083,060 were held by non-affiliates. Pursuant to General Instruction I.B.6 of Form S-3, in no event will we sell securities in a public primary offering with a value exceeding more than one-third of our public float in any 12-month period so long as our public float remains below $75.0 million. We have not offered any securities pursuant to General Instruction I.B.6 of Form S-3 during the 12 calendar months prior to and including the date of this prospectus.

You should read carefully this prospectus supplement and the documents incorporated by reference in this prospectus supplement before you invest. Please see “Risk Factors” on page S-5 of this prospectus supplement and the risk factors incorporated by reference into this prospectus supplement and the accompanying prospectus for more information.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

Roth Capital Partners

The date of this prospectus is February 11, 2014

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts, both of which are part of a registration statement that we filed with the Securities and Exchange Commission (“SEC”) using a “shelf” registration process. Under this shelf process, we may from time to time offer up to $75,000,000 of shares of our common stock, $0.001 par value per share under this prospectus at prices and on terms to be determined at the time of sale.

We provide information to you about this offering of shares of our common stock in two separate documents: (1) this prospectus supplement, which describes the specific details regarding this offering; and (2) the accompanying base prospectus, which provides a general description of the securities we may offer, some of which may not apply to this offering. Generally, when we refer to this “prospectus,” we are referring to both documents combined. If information in this prospectus supplement is inconsistent with the accompanying base prospectus, you should rely on this prospectus supplement. You should read this prospectus supplement together with the additional information described below under the heading “Where You Can Find More Information” and “Incorporation of Certain Information by Reference.”

The registration statement that contains this prospectus, including the exhibits to the registration statement and the information incorporated by reference, contains additional information about the securities offered under this prospectus. That registration statement can be read at the SEC website or at the SEC offices mentioned below under the heading “Where You Can Find More Information.”

We are responsible for the information contained and incorporated by reference in this prospectus supplement, the accompanying prospectus and any related free writing prospectus we prepare or authorize. We have not authorized anyone to provide you with different information, and we take no responsibility for any other information that others may give you.

This prospectus supplement and the accompanying base prospectus do not constitute an offer to sell or the solicitation of an offer to buy any securities other than the registered securities to which this prospectus supplement relates, nor do this prospectus supplement and the accompanying base prospectus constitute an offer to sell or the solicitation of an offer to buy securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction.

You should not assume that the information in this prospectus supplement and the accompanying base prospectus is accurate at any date other than the date indicated on the cover page of this prospectus supplement or that any information we have incorporated by reference is correct on any date subsequent to the date of the document incorporated by reference.

Unless the context otherwise requires or as otherwise expressly stated, references in this prospectus to the “Company,” “GenVec,” “we,” “us,” “our” and similar terms refer to GenVec, Inc.

SUMMARY

This summary contains a general summary of the information contained in this prospectus supplement and the accompanying prospectus. It may not include all the information that is important to you. You should read the entire prospectus supplement, the accompanying prospectus and the documents incorporated by reference before making an investment decision.

GenVec, Inc.

GenVec is a biopharmaceutical company working with leading companies and organizations such as Novartis Institutes for BioMedical Research, Inc. (together with Novartis AG and its subsidiary corporations, including Novartis Pharma AG, “Novartis”) and the U.S. Government to leverage our proprietary gene-delivery technologies to address the prevention and treatment of significant health concerns. Our lead program, in the field of regenerative medicine and licensed to Novartis, is for the development of novel treatments for hearing loss and balance disorders. We anticipate that Novartis will initiate a phase 1 clinical trial in 2014.

Key components of our strategy moving forward include:

•	Working with Novartis to facilitate the development of first-in-class products for the treatment of hearing and balance disorders;
•	Developing a sustainable revenue base by licensing rights to our proprietary vector and cell line technologies to additional companies and organizations;
•	Licensing our pre-clinical vaccine candidates for the prevention of RSV and the treatment of HSV-2 infection; and
•	Minimizing our cash burn by operating our business in a cost-efficient manner.

Our core technology has the important advantage of localizing protein delivery in the body. This is accomplished by using our adenovector platform to locally deliver genes to cells, which then direct production of the desired protein. This approach reduces side effects typically associated with systemic delivery of proteins. For vaccines, the goal is to induce an immune response against a target protein or antigen. This is accomplished by using an adenovector to deliver a gene that causes production of an antigen, which then stimulates the desired immune reaction by the body.

Our research and development activities have been focused on identifying product candidates that utilize our technology platform and represent potential commercial opportunities. For example, preclinical research in hearing loss and balance disorders has indicated that the delivery of the atonal gene using GenVec’s adenovector technology may have the potential to restore hearing and balance function. We are working with Novartis on the discovery and development of novel treatments for hearing loss and balance disorders. There are currently no effective therapeutic treatments available for patients who have lost all balance function, and hearing loss remains a major unmet medical problem.

Our current operating strategy was adopted on September 4, 2013, when we announced that our Board of Directors withdrew a Plan of Complete Liquidation and Dissolution of the Company (the “Plan of Dissolution”) that had been adopted by the Board of Directors on May 24, 2013, subject to stockholder approval. After announcing the approval of the Plan of Dissolution by the Board of Directors, we received several proposals for transactions with us, including transactions to purchase all or portions of the our assets or to engage in mergers with private companies that were looking to use us principally as a means to become publicly traded. As part of the Board of Directors’ efforts to seek to maximize the value for our stockholders and to provide stockholders with appropriate information for their consideration, the Board of Directors considered these proposals. The process that we went through in evaluating alternative proposals, the business developments during that time, the challenges in monetizing our assets in the near term for values the Board of Directors thought would be fair, and the time that the process took, led the Board of Directors to conclude on September 4, 2013 that it was in the best interests of our stockholders to withdraw the Plan of Dissolution and pursue our current operating strategy.

Our estimated future capital requirements are uncertain and could change materially as a result of many factors, including the success of our collaboration with Novartis and our success in entering into other licensing or collaboration transactions. Based on our current business operations, we estimate we have sufficient resources to fund our operations through at least the end of 2014.

Principal Executive Offices

Our principal executive offices are located at 910 Clopper Road, Suite 220N, Gaithersburg, Maryland 20878, and our telephone number is (240) 632-0740.

Recent Events

On December 4, 2013, the National Institutes of Health’s Recombinant DNA Advisory Committee (“RAC”) unanimously approved the protocol for initiation of a Phase 1 study of CGF166, an adenoviral vector engineered to express the human atonal gene, in patients with severe hearing loss. CGF166 utilizes our proprietary adenovectors technology and is being developed by Novartis under a research collaboration and license agreement with us. The protocol, “A Three-part, Multicenter, Open Label, Single Dose Study to Assess the Safety, Tolerability, and Efficacy of Intralabyrinthine (IL) CGF166 in Patients with Severe Hearing Loss,” was the subject of an in-depth review and public discussion at the RAC meeting.

An investigational new drug application, or IND, was filed for CGF166 in January 2014. On February 7, 2014, the IND was deemed effective, and on February 11, 2014, Novartis notified us that we had achieved the third milestone under the research collaboration and license agreement. As a result, we are entitled to a $2 million milestone payment.

THE OFFERING

Common Stock Offered
Up to $10.0 million of shares of our common stock.
Manner of Offering
Sales of shares of our common stock may be made by any method deemed to be an “at the market offering” as defined in Rule 415 under the Securities Act, which includes sales made directly on the NASDAQ Capital Market, the existing trading market for our common stock, or sales made to or through a market maker. With our prior written consent, sales may also be made in negotiated transactions and/or any other method permitted by law. See “Plan of Distribution” on page S-9 of this prospectus supplement for a more complete description of the manner of offering.
Use of Proceeds
We expect to use the net proceeds of this offering for operating costs, working capital, and general corporate purposes. See “Use of Proceeds” on page S-6 of this prospectus supplement for a more complete description of the intended use of proceeds from this offering.
Risk Factors
Your investment in shares of our common stock involves substantial risks. You should read “Risk Factors” on page S-5 of this prospectus supplement and in the documents incorporated by reference in this prospectus for a discussion of factors to consider before deciding to purchase shares of our common stock.
NASDAQ Capital Market Symbol
GNVC

RISK FACTORS

Investing in our securities involves a high degree of risk. You should carefully consider and evaluate all of the information contained in this prospectus supplement, the accompany prospectus and in the documents we incorporate by reference into this prospectus supplement and accompanying prospectus before you decide to purchase our securities. In particular, you should carefully consider and evaluate the risks and uncertainties described under the heading “Risk Factors” in each of our Annual Report on Form 10-K for the fiscal year ended December 31, 2012, our Quarterly Report on Form 10-Q for the three-month period ended March 31, 2013, our Quarterly Report on Form 10-Q for the six-month period ended June 30, 2013 and our Quarterly Report on Form 10-Q for the nine-month period ended September 30, 2013. Any of the risks and uncertainties set forth in those reports, as updated by annual, quarterly and other reports and documents that we file with the SEC and incorporate by reference into this prospectus or a prospectus supplement, could materially and adversely affect our business, results of operations and financial condition, which in turn could materially and adversely affect the value of any securities offered by this prospectus supplement. As a result, you could lose all or part of your investment.

Risks Related to this Offering

Sales of our common stock in this offering, or the perception that such sales may occur, could cause the market price of our common stock to fall.

We may issue shares of our common stock with aggregate sales proceeds of up to $10.0 million from time to time in connection with this offering. The issuance from time to time of these new shares of common stock, or our ability to issue these new shares of common stock in this offering could have the effect of depressing the market price of our common stock.

Our management will have broad discretion in the use of the net proceeds from this offering and may not use them effectively.

Our management will have broad discretion in the application of the net proceeds from this offering, and our stockholders will not have the opportunity as part of their investment decision to assess whether the net proceeds are being used appropriately. Because of the number and variability of factors that will determine our use of the net proceeds from this offering, their ultimate use may vary substantially from their currently intended use. The failure by our management to apply these funds effectively could harm our business. See “Use of Proceeds” on page S-6 of this prospectus supplement for a description of our proposed use of proceeds from this offering.

You will experience immediate dilution in the book value per share of the common stock you purchase.

The expected offering price of our common stock will be substantially higher than the net tangible book value per share of our outstanding common stock. As a result, investors purchasing shares of our common stock in this offering would incur immediate dilution of $2.60 per share, after giving effect to the assumed sale of an aggregate of 2,857,143 shares of our common stock at an assumed public offering price of $3.50 per share, the last reported sale price of our common stock on the NASDAQ Capital Market on February 10, 2014, and after deducting commissions and estimated offering expenses payable by us. See “Dilution” on page S-7 of this prospectus supplement for a more detailed discussion of the dilution you will incur if you purchase shares in this offering.

USE OF PROCEEDS

We may issue and sell shares of our common stock having aggregate sales proceeds of up to $10.0 million from time to time. Because there is no minimum offering amount required as a condition to close this offering, the actual total public offering amount, commissions and proceeds to us, if any, are not determinable at this time. We estimate that the net proceeds from the sale of the shares of common stock that we are offering may be up to approximately $9.4 million, after deducting Roth’s commission and estimated offering expenses payable by us.

We intend to use the net proceeds from the sale of the securities offered under this prospectus for operating costs, working capital, and general corporate purposes. Pending these uses, we intend to invest the net proceeds of this offering in a variety of capital preservation investments, including but not limited to short-term, interest-bearing investment grade securities, money market accounts, certificates of deposit and direct or guaranteed obligations of the U.S. government.

DILUTION

If you invest in our common stock, you will experience dilution to the extent of the difference between the price per share you pay in this offering and the net tangible book value per share of our common stock immediately after this offering.

Our net tangible book value as of September 30, 2013 was approximately $5.5 million, or approximately $0.40 per share of common stock. Net tangible book value per share is equal to our total tangible assets minus total liabilities, divided by the number of shares of common stock outstanding as of September 30, 2013. After giving effect to the assumed sale of an aggregate of 2,857,143 shares of our common stock in this offering at an assumed public offering price of $3.50 per share, which was the last reported sale price of our common stock on the NASDAQ Capital Market on February 10, 2014, and after deducting commissions and estimated offering expenses payable by us, our pro forma net tangible book value would have been approximately $14.9 million, or $0.90 per share. This represents an immediate increase in net tangible book value of $0.50 per share to our existing stockholders and an immediate dilution in net tangible book value of $2.60 per share to investors purchasing shares in this offering. The following table illustrates this calculation on a per share basis:

Assumed public offering price per share of common stock		$3.50
Net tangible book value per share as of September 30, 2013	$0.40
Increase per share attributable to new investors	$0.50
Adjusted net tangible book value per share as of September 30, 2013 after giving effect to this offering		$0.90
Dilution per share to new investors		$2.60

The table above is based on 13,678,285 shares of common stock outstanding as of September 30, 2013 and excludes the following as of that date:

•	1,323,003 shares subject to outstanding options, having a weighted average exercise price of $5.50 per share;
•	557,664 shares of our common stock that have been reserved for issuance in connection with future grants under our equity incentive plan, which amount does not include an additional 500,000 shares of our common stock that were added to the equity incentive plan and reserved for future grants upon shareholder approval in November 2013;
•	420,000 shares of common stock issuable pursuant to warrants exercisable at an exercise price of $27.50 per share through February 1, 2015, which we refer to in this prospectus as the February 2015 warrants; and
•	up to 711,539 shares of common stock issuable pursuant to warrants exercisable at an exercise price of $8.58 per share through May 29, 2014, which we refer to in this prospectus as the May 2014 warrants.

The table above assumes an aggregate of 2,857,143 shares of our common stock are sold at a price of $3.50 per share, for aggregate gross proceeds of $10.0 million. The shares, if any, sold in this offering will be sold from time to time at various prices. An increase of $0.50 in the offering price per share from the assumed offering price of $3.50 per share shown in the table above, assuming shares of our common stock having an aggregate value of $10.0 million are sold at that price, would increase our adjusted net tangible book value per share after this offering to $0.92 per share and would increase the dilution in net tangible book value per share to new investors in this offering to $3.08 per share, after deducting commissions and estimated aggregate offering expenses payable by us. A decrease of $0.50 per share in the offering price per share from the assumed offering price of $3.50 per share shown in the table above, assuming shares of our common stock having an aggregate value of $10.0 million are sold at that price, would decrease our adjusted net tangible book value per share after the offering to $0.88 per share and would decrease the dilution in net tangible book value per share to new investors in this offering to $2.12 per share, after deducting commissions and estimated aggregate offering expenses payable by us.

Because there is no minimum offering amount required as a condition to the closing of this offering, the dilution per share to new investors may be more than that indicated above in the event that the actual number of shares sold, if any, is less than the maximum number of shares of our common stock we are offering.

The above illustration of dilution per share to investors participating in this offering assumes no exercise of outstanding options to purchase our common stock or outstanding warrants to purchase shares of our common stock. The exercise of outstanding options and warrants having an exercise price less than the offering price will increase dilution to new investors.

PLAN OF DISTRIBUTION

We have entered into a sales agreement, dated February 11, 2014, with Roth Capital Partners, LLC, or Roth, under which we may sell an aggregate of up to $10.0 million in gross proceeds of our common stock from time to time through Roth, as our agent for the offer and sale of the common stock. The actual dollar amount and number of shares of common stock we sell pursuant to this sales agreement will be dependent on, among other things, market conditions and our fundraising requirements. Roth may sell the common stock by any method deemed to be an “at the market offering” as defined in Rule 415 of the Securities Act, including without limitation sales made directly on the NASDAQ Capital Market, on any other existing trading market for the common stock or to or through a market maker. Roth may also sell the common stock in negotiated transactions, subject to our prior written approval.

Each time that we wish to issue and sell common stock under the sales agreements, we will provide Roth with a placement notice describing the number of shares to be issued, the time period during which sales are requested to be made, any limitation on the number of shares that may be sold in any one day and any minimum price below which sales may not be made.

Upon receipt of a placement notice from us, and subject to the terms and conditions of the sales agreement, Roth has agreed to use its commercially reasonable efforts consistent with its normal trading and sales practices and applicable state and federal laws, rules and regulations, and the rules of the NASDAQ Capital Market to sell such shares up to the amount specified. The settlement between us and Roth of each sale will occur on the third trading day following the date on which the sale was made. The obligation of Roth under the sales agreement to sell our common stock pursuant to a placement notice is subject to a number of conditions.

We will pay Roth a commission equal to 3% of the gross proceeds we receive from the sales of our common stock. In addition, we have agreed to reimburse Roth for reasonable out-of-pocket expenses incurred by them in connection with the offering, up to an aggregate of $30,000.

Based on the closing price of our common stock on February 10, 2014, because we are limited to the sale of common stock with gross proceeds aggregating $10.0 million, the maximum number of shares we could sell in this offering is approximately 2,857,143. If 2,857,143 shares of common stock were sold at the February 10, 2014 closing sales price, we would receive approximately $10.0 million in gross proceeds, or approximately $9.7 million in proceeds net of Roth’s fee and before offering expenses. The actual net proceeds to us will vary depending on the number of shares sold and the prices of such sales. Because there is no minimum offering amount required, the actual total may be substantially less than the maximum amount set forth above.

In connection with the sale of our common stock contemplated in this prospectus supplement, Roth may be deemed to be an “underwriter” within the meaning of the Securities Act, and the compensation paid to Roth may be deemed to be underwriting commissions or discounts. We have agreed to indemnify Roth against certain civil liabilities, including liabilities under the Securities Act.

Sales of our common stock as contemplated in this prospectus supplement will be settled through the facilities of The Depository Trust Company or by such other means as we and Roth may agree upon.

The offering of our common stock pursuant to the sales agreement will terminate on the earlier of (1) the sale of all of our common stock subject to the sales agreement, or (2) termination of the sales agreement as permitted therein.

This is a brief summary of the material provisions of the sales agreement and does not purport to be a complete statement of its terms and conditions. A copy of the sales agreement, as amended, will be filed with the SEC and incorporated by reference into the registration statement of which this prospectus supplement forms a part. See “Where You Can Find More Information” on page S-11 of this prospectus supplement.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to incorporate by reference the information that we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus supplement. These documents may include periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as Proxy Statements. Any documents that we subsequently file with the SEC will automatically update and replace the information previously filed with the SEC. Thus, for example, in the case of a conflict or inconsistency between information set forth in this prospectus supplement and information incorporated by reference into this prospectus supplement, you should rely on the information contained in the document that was filed later.

This prospectus supplement incorporates by reference the documents listed below that we previously have filed with the SEC and any additional documents that we may file with the SEC (File No. 0-24469) under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act between the date of this prospectus supplement and the termination of the offering of the securities (other than Current Reports on Form 8-K, or portions thereof, furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits accompanying such reports that are related to such items). These documents contain important information about us.

•	Our Annual Report on Form 10-K for the year ended December 31, 2012;
•	Our definitive Proxy Statement on Schedule 14A filed with the SEC on October 16, 2013;
•	Our Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2013, June 30, 2013 and September 30, 2013;
•	Our Current Reports on Form 8-K filed with the SEC on February 8, 2013, February 12, 2013, April 26, 2013, May 28, 2013, June 24, 2013, June 25, 2013, June 28, 2013, July 30, 2013, August 8, 2013, September 5, 2013, September 19, 2013, October 7, 2013, October 21, 2013, November 27, 2013, and December 11, 2013;
•	The description of our common stock contained in our Registration Statement on Form 8-A filed under the Exchange Act on September 26, 2001, including any amendment or report filed for the purpose of updating such description; and
•	All documents filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and before the termination of the offering (other than Current Reports on Form 8-K, or portions thereof, furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits accompanying such reports that are related to such items).

You can obtain a copy of any or all of the documents incorporated by reference in this prospectus supplement (other than an exhibit to a document unless that exhibit is specifically incorporated by reference into that document) from the SEC on its website at http://www.sec.gov. You also can obtain these documents from us without charge by visiting our internet website http://www.genvec.com or by requesting them in writing, by email or by telephone at the following address:

Douglas J. Swirsky
President and Chief Executive Officer
GenVec, Inc.
910 Clopper Road, Suite 220N
Gaithersburg, Maryland 20878
(240) 632-0740

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement under the Securities Act that registers the distribution of the securities offered hereby. The registration statement, including the attached exhibits and schedules and the information incorporated by reference, contains additional relevant information about the securities and us. The rules and regulations of the SEC allow us to omit from this prospectus certain information included in the registration statement.

In addition, we file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy this information and the registration statement at the SEC public reference room located at 100 F Street, N.W., Washington D.C. 20549. Please call the SEC at 1-800-SEC-0330 for more information about the operation of the public reference room.

In addition, the SEC maintains an internet website that contains reports, proxy statements and other information about issuers of securities, like us, who file such material electronically with the SEC. The address of that website is http://www.sec.gov. We also maintain a website at http://www.genvec.com, which provides additional information about our company. The contents of our website, however, are not a part of this prospectus supplement or the accompanying prospectus.

LEGAL MATTERS

Hogan Lovells US LLP, Baltimore, Maryland, will provide us an opinion as to certain legal matters in connection with the securities offered hereby. Lowenstein Sandler LLP, New York, New York, is acting as counsel to Roth in connection with this offering.

EXPERTS

The financial statements of GenVec, Inc., as of December 31, 2012 and 2011, and for each of the years then ended, have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

PROSPECTUS

UP TO $75,000,000 OF OUR
COMMON STOCK
PREFERRED STOCK
WARRANTS

We may from time to time offer up to $75,000,000 in total of:

•	shares of common stock (including the associated preferred stock purchase rights);
•	shares of preferred stock;
•	warrants to purchase shares of common stock or preferred stock; or
•	any combination of our common stock, preferred stock or warrants.

We may offer the common stock, preferred stock, and warrants separately or together, in separate series, in amounts, at prices and on terms to be set forth in one or more supplements to this prospectus. The preferred stock and warrants we may offer may be convertible into or exercisable or exchangeable for common or preferred stock or other securities of ours or equity securities of one or more other entities. When we decide to issue securities, we will provide you with the specific terms and the public offering price of the securities in prospectus supplements. In the case of shares of preferred stock, these terms will include, as applicable, the specific title and stated value, and any dividend, liquidation, redemption, conversion, voting and other rights. You should read this prospectus and any applicable prospectus supplement carefully before you invest. This prospectus may not be used to offer or sell securities unless accompanied by a prospectus supplement.

Our common stock is listed on the NASDAQ Capital Market and traded under the symbol “GNVC.” None of the other securities are currently publicly traded. We may sell these securities to or through underwriters and also to other purchasers or through agents. We will set forth the names of any underwriters or agents in an accompanying prospectus supplement, if applicable.

The last reported sale price of our common stock on the NASDAQ Capital Market on January 22, 2014 was $3.50 per share. As of January 17, 2014, the aggregate market value of the voting and non-voting common equity held by non-affiliates, computed by reference to the price at which the common equity was last sold on that date, was approximately at least $40,231,507, based on 13,678,285 shares of outstanding common stock, of which at least 11,083,060 were held by non-affiliates. Pursuant to General Instruction I.B.6 of Form S-3, in no event will we sell securities in a public primary offering with a value exceeding more than one-third of our public float in any 12-month period so long as our public float remains below $75.0 million. We have not offered any securities pursuant to General Instruction I.B.6 of Form S-3 during the 12 calendar months prior to and including the date of this prospectus.

You should read carefully this prospectus, the documents incorporated by reference in this prospectus and any prospectus supplement before you invest. Please see “Risk Factors” on page 4 for more information.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is February 11, 2014

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ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission (“SEC”) using a “shelf” registration process. Under this shelf process, we may from time to time offer up to $75,000,000 in total of shares of common stock (including the associated preferred share purchase rights), $0.001 par value per share, shares of preferred stock, $0.001 par value per share, in one or more series, or warrants to purchase shares of common stock or preferred stock, each at prices and on terms to be determined at the time of sale. The common stock, preferred stock and warrants are collectively referred to in this prospectus as “securities.” The securities offered pursuant to this prospectus may be one or more series of issuances and the total offering price of the securities will not exceed $75,000,000 or its equivalent (based on the applicable exchange rate at the time of the sale) in one or more foreign currencies, currency units or composite currencies as shall be designated by us.

This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement with specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. If there is any inconsistency between the information in this prospectus and the prospectus supplement, you should rely on the information in the prospectus supplement. You should read both this prospectus and any prospectus supplement together with the additional information described below under the heading “Where You Can Find More Information” and “Incorporation of Certain Information by Reference.”

The registration statement that contains this prospectus, including the exhibits to the registration statement and the information incorporated by reference, contains additional information about the securities offered under this prospectus. That registration statement can be read at the SEC website or at the SEC offices mentioned below under the heading “Where You Can Find More Information.”

You should rely only on the information provided in this prospectus and in any prospectus supplement, including the information incorporated by reference. We have not authorized anyone to provide you with different information.

Neither this prospectus nor any accompanying prospectus supplement constitutes an offer to sell or the solicitation of an offer to buy any securities other than the registered securities to which they relate, nor do this prospectus or any prospectus supplement constitute an offer to sell or the solicitation of an offer to buy securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction.

You should not assume that the information in this prospectus or any supplement to this prospectus is accurate at any date other than the date indicated on the cover page of these documents or that any information we have incorporated by reference is correct on any date subsequent to the date of the document incorporated by reference.

Unless the context otherwise requires or as otherwise expressly stated, references in this prospectus to the “Company,” “GenVec,” “we,” “us,” “our” and similar terms refer to GenVec, Inc.

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SUMMARY

This summary contains a general summary of the information contained in this prospectus. It may not include all the information that is important to you. You should read the entire prospectus, the prospectus supplement delivered with the prospectus, if any, and the documents incorporated by reference before making an investment decision.

GenVec, Inc.

GenVec is a biopharmaceutical company working with leading companies and organizations such as Novartis Institutes for BioMedical Research, Inc. (together with Novartis AG and its subsidiary corporations, including Novartis Pharma AG, “Novartis”) and the U.S. Government to leverage GenVec’s proprietary gene-delivery technologies to address the prevention and treatment of significant health concerns. GenVec’s lead program, in the field of regenerative medicine and licensed to Novartis, is for the development of novel treatments for hearing loss and balance disorders. We anticipate that Novartis will initiate a phase 1 clinical trial in 2014.

Key components of our strategy moving forward include:

•	Working with Novartis to facilitate the development of first-in-class products for the treatment of hearing and balance disorders;
•	Developing a sustainable revenue base by licensing rights to our proprietary vector and cell line technologies to additional companies and organizations;
•	Licensing our pre-clinical vaccine candidates for the prevention of RSV and the treatment of HSV-2 infection; and
•	Minimizing our cash burn by operating our business in a cost-efficient manner.

Our core technology has the important advantage of localizing protein delivery in the body. This is accomplished by using our adenovector platform to locally deliver genes to cells, which then direct production of the desired protein. This approach reduces side effects typically associated with systemic delivery of proteins. For vaccines, the goal is to induce an immune response against a target protein or antigen. This is accomplished by using an adenovector to deliver a gene that causes production of an antigen, which then stimulates the desired immune reaction by the body.

Our research and development activities have been focused on identifying product candidates that utilize our technology platform and represent potential commercial opportunities. For example, preclinical research in hearing loss and balance disorders has indicated that the delivery of the atonal gene using GenVec’s adenovector technology may have the potential to restore hearing and balance function. We are working with Novartis on the discovery and development of novel treatments for hearing loss and balance disorders. There are currently no effective therapeutic treatments available for patients who have lost all balance function, and hearing loss remains a major unmet medical problem.

Our current operating strategy was adopted on September 4, 2013, when we announced that our Board of Directors withdrew a Plan of Complete Liquidation and Dissolution of the Company (the “Plan of Dissolution”) that had been adopted by the Board of Directors on May 24, 2013, subject to stockholder approval. After announcing the approval of the Plan of Dissolution by the Board of Directors, we received several proposals for transactions with us, including transactions to purchase all or portions of the our assets or to engage in mergers with private companies that were looking to use us principally as a means to become publicly traded. As part of the Board of Directors’ efforts to seek to maximize the value for our stockholders and to provide stockholders with appropriate information for their consideration, the Board of Directors considered these proposals. The process that we went through in evaluating alternative proposals, the business developments during that time, the challenges in monetizing our assets in the near term for values the Board of Directors thought would be fair, and the time that the process took, led the Board of Directors to conclude on September 4, 2013 that it was in the best interests of our stockholders to withdraw the Plan of Dissolution and pursue our current operating strategy.

Our estimated future capital requirements are uncertain and could change materially as a result of many factors, including the success of our collaboration with Novartis and our success in entering into other licensing or collaboration transactions. Based on our current business operations, we estimate we have sufficient resources to fund our operations through at least the end of 2014.

Principal Executive Offices

Our principal executive offices are located at 910 Clopper Road, Suite 220N, Gaithersburg, Maryland 20878, and our telephone number is (240) 632-0740.

Recent Events

On December 4, 2013, the National Institutes of Health’s Recombinant DNA Advisory Committee (“RAC”) unanimously approved the protocol for initiation of a Phase 1 study of CGF166, an adenoviral vector engineered to express the human atonal gene, in patients with severe hearing loss. CGF166 utilizes our proprietary adenovectors technology and is being developed by Novartis under a research collaboration and license agreement with GenVec.

The protocol, “A Three-part, Multicenter, Open Label, Single Dose Study to Assess the Safety, Tolerability, and Efficacy of Intralabyrinthine (IL) CGF166 in Patients with Severe Hearing Loss,” was the subject of an in-depth review and public discussion at the RAC meeting. GenVec expects that an investigational new drug application, or IND, will be filed for CGF166 in January 2014.

Securities We are Offering

We may offer any of the following securities from time to time:

•	shares of our common stock (including the associated preferred stock purchase rights);
•	shares of our preferred stock;
•	warrants to purchase shares of our preferred stock or common stock; or
•	any combination of our common stock, preferred stock, or warrants.

When we use the term “securities” in this prospectus, we mean any of the securities we may offer with this prospectus, unless we say otherwise. The total dollar amount of all securities that we may issue will not exceed $75,000,000. This prospectus, including the following summary, describes the general terms that may apply to the securities. We will describe the specific terms of any particular securities that we may offer in a separate supplement to this prospectus.

Common Stock.  We may offer shares of our common stock. Our common stock currently is listed on the NASDAQ Capital Market under the symbol “GNVC.”

Preferred Stock.  We may offer our preferred stock in one or more series. For any particular series we offer, the applicable prospectus supplement will describe the specific designation; the aggregate number of shares offered; the rate and periods, or manner of calculating the rate and periods, for dividends, if any; the stated value and liquidation preference amount, if any; the voting rights, if any; the terms on which the series will be convertible into or exchangeable for other securities or property, if any; the redemption terms, if any; and any other specific terms.

Warrants.  We may offer warrants to purchase our common stock and preferred stock. For any particular warrants we offer, the applicable prospectus supplement will describe the underlying security; expiration date; the exercise price or the manner of determining the exercise price; the amount and kind, or the manner of determining the amount and kind, of any security to be delivered by us upon exercise; and any other specific terms. We may issue the warrants under warrant agreements between us and one or more warrant agents.

Listing.  If any securities are to be listed or quoted on a securities exchange or quotation system, the applicable prospectus supplement will say so.

Ratio of Earnings to Fixed Charges and Preferred Stock Dividends

The table below presents the ratio of earnings to combined fixed charges and preferred stock dividends and the coverage deficiency for the last five fiscal years and the nine months ended September 30, 2013.

	For the Nine Months Ended September 30, 2013	For the Year Ended December 31,
		2012	2011	2010	2009	2008
Ratio of earnings to combined fixed charges and preferred stock dividends	Deficiency	deficiency	deficiency	deficiency	deficiency	deficiency
Deficiency (in thousands)	$(9,132)	$(14,055)	$(7,441)	$(12,274)	$(18,362)	$(26,063)

For the nine months ended September 30, 2013 and the years ended December 31, 2012, 2011, 2010, 2009 and 2008, earnings are inadequate to cover fixed charges and the dollar amount of the coverage deficiency is disclosed in the above table, in thousands.

RISK FACTORS

Investing in our securities involves a high degree of risk. You should carefully consider and evaluate all of the information contained in this prospectus, any accompanying prospectus supplement and in the documents we incorporate by reference into this prospectus and any accompanying prospectus supplement before you decide to purchase our securities. In particular, you should carefully consider and evaluate the risks and uncertainties described under the heading “Risk Factors” in each of our Annual Report on Form 10-K for the fiscal year ended December 31, 2012, our Quarterly Report on Form 10-Q for the three-month period ended March 31, 2013, our Quarterly Report on Form 10-Q for the six-month period ended June 30, 2013 and our Quarterly Report on Form 10-Q for the nine-month period ended September 30, 2013. Any of the risks and uncertainties set forth in those reports, as updated by annual, quarterly and other reports and documents that we file with the SEC and incorporate by reference into this prospectus or a prospectus supplement, could materially and adversely affect our business, results of operations and financial condition, which in turn could materially and adversely affect the value of any securities offered by this prospectus and any accompanying prospectus supplement. As a result, you could lose all or part of your investment.

See also the information contained under the heading “Special Note Regarding Forward-Looking Statements” immediately below.

SPECIAL NOTE REGARDING FORWARD LOOKING STATEMENTS

Any statements in this prospectus, any accompanying prospectus and the information incorporated herein and therein by reference relating to future financial or business performance, conditions or strategies and other financial and business matters, including expectations regarding future revenues and operating expenses, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements that are not descriptions of historical facts are forward-looking statements and are based on management’s estimates, assumptions, and projections that are subject to risks and uncertainties. These statements can generally be identified by the use of forward-looking words like “believe,” “expect,” “intend,” “may,” “will,” “should,” “anticipate,” “estimate,” or similar terminology. Although we believe that the expectations reflected in our forward-looking statements are reasonable as of the date we make them, actual results could differ materially from those currently anticipated due to a number of factors, including risks relating to:

•	decisions we make with respect to the future and strategic direction of our Company;
•	the uncertainties regarding our long-term stability and plans raised by our adoption and then abandonment of a Plan of Complete Liquidation and Dissolution of the Company;
•	our product candidates being in the early stages of development;
•	our ability to find collaborators and the terms of our agreements that we may enter into with them;
•	our reliance on collaborators;
•	uncertainties with, and unexpected results and related analyses relating to, pre-clinical development and clinical trials of our product candidates;
•	the timing and content of future U.S. Food and Drug Administration regulatory actions related to us, our product candidates, or our collaborators;
•	our financial condition and the sufficiency of our existing cash, cash equivalents, marketable securities, and cash generated from operations and our ability to lower our operating costs; and
•	the scope and validity of patent protection for our product candidates and our ability to commercialize products without infringing the patent rights of others.

Further information on the factors and risks that could affect our business, financial condition and results of operations, are set forth in this prospectus under “Risk Factors” and in our filings with the SEC, which are available at www.sec.gov. Any forward-looking statement speaks only as of the date on which it is made, and we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events. New factors emerge from time to time, and it is not possible for us to predict which factors will arise. In addition, we cannot assess the impact of each factor on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. Except as required by law, we undertake no obligation to publicly revise our forward-looking statements to reflect events or circumstances that arise after the date of this prospectus or the date of documents incorporated by reference in this prospectus.

USE OF PROCEEDS

Except as described in any applicable prospectus supplement in connection with a specific offering, we intend to use the net proceeds from the sale of the securities offered under this prospectus for operating costs, working capital, and general corporate purposes. Pending these uses, we intend to invest the net proceeds of this offering in a variety of capital preservation investments, including short-term, interest-bearing investment grade securities, money market accounts, certificates of deposit and direct or guaranteed obligations of the U.S. government.

PLAN OF DISTRIBUTION

We may sell the securities being offered by this prospectus separately or together:

•	directly to purchasers;
•	through agents;
•	to or through underwriters;
•	through dealers;
•	through a block trade in which the broker or dealer engaged to handle the block trade will attempt to sell the securities as agent, but may position and resell a portion of the block as principal to facilitate the transaction; or
•	through a combination of any of these methods of sale.

In addition, we may issue the securities being offered by this prospectus as a dividend or distribution.

We may effect the distribution of the securities from time to time in one or more transactions:

•	at a fixed price or prices, which may be changed from time to time;
•	at market prices prevailing at the times of sale;
•	at prices related to prevailing market prices; or
•	at negotiated prices.

For example, we may engage in at-the-market offerings into an existing trading market in accordance with Rule 415(a)(4) under the Securities Act. We may also sell securities through a rights offering, forward contracts or similar arrangements. In any distribution of subscription rights to stockholders, if all of the underlying securities are not subscribed for, we may then sell the unsubscribed securities directly to third parties or may engage the services of one or more underwriters, dealers or agents, including standby underwriters, to sell the unsubscribed securities to third parties.

The securities issued and sold under this prospectus will have no established trading market, other than our common stock, which is listed on the NASDAQ Capital Market. Any shares of our common stock sold pursuant to this prospectus will be eligible for listing and trading on the NASDAQ Capital Market, subject to official notice of issuance. Any underwriters to whom securities are sold by us for public offering and sale may make a market in the securities, but the underwriters will not be obligated to do so and may discontinue any market making at any time without notice. The securities, other than our common stock, may or may not be listed on a national securities exchange or other trading market.

We will describe the method of distribution of the securities in a prospectus supplement. We may directly solicit offers to purchase the securities offered by this prospectus. Agents designated by us from time to time may solicit offers to purchase the securities. We will name any agent involved in the offer of sale of the securities and set forth any commissions payable by us to an agent in a prospectus supplement. Unless otherwise indicated in a prospectus supplement, any agent will be acting on a best efforts basis for the period of its appointment. Any agent may be deemed to be an “underwriter” of the securities as that term is defined in the Securities Act of 1933, as amended (the “Securities Act”).

We may directly solicit offers to purchase the securities, and we may sell directly to institutional investors or others. These persons may be deemed to be underwriters within the meaning of the Securities Act with respect to any resale of the securities. A prospectus supplement will describe the terms of any direct sales, including the terms of any bidding or auction process.

If a dealer is used in the sale of the securities, we or an underwriter will sell securities to the dealer, as principal. The dealer may resell the securities to the public at varying prices to be determined by the dealer at the time of resale. A prospectus supplement will set forth the name of the dealer and the terms of the transactions.

If we use an underwriter or underwriters in the sale of securities, we will execute an underwriting agreement with the underwriter or underwriters at the time we reach an agreement for sale. We will set forth in a prospectus supplement the names of the specific managing underwriter or underwriters, as well as any other underwriters, and the terms of the transactions, including compensation of the underwriters and dealers. This compensation may be in the form of discounts, concessions or commissions. Underwriters and others participating in any offering of the securities may engage in transactions that stabilize, maintain or otherwise affect the price of the securities. We will describe any of these activities in a prospectus supplement.

Agreements we enter into with agents, underwriters and dealers may entitle them to indemnification by us against specified liabilities, including liabilities under the Securities Act, or to contribution by us to payments they may be required to make in respect of these liabilities. A prospectus supplement will describe the terms and conditions of indemnification or contribution.

We may authorize underwriters, dealers and agents to solicit offers by certain institutional investors to purchase offered securities under contracts providing for payment and delivery on a future date specified in a prospectus supplement. The prospectus supplement will also describe the public offering price for the securities and the commission payable for solicitation of these delayed delivery contracts. Delayed delivery contracts will contain definite fixed price and quantity terms. The obligations of a purchase under these delayed delivery contracts will be subject to only two conditions:

•	that the institution’s purchase of the securities at the time of delivery of the securities is not prohibited under the law of any jurisdiction to which the institution is subject; and
•	that we shall have sold to the underwriters the total principal amount of the offered securities, less the principal amount covered by the delayed contracts.

To the extent permitted by and in accordance with Regulation M under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), in connection with an offering an underwriter may engage in over-allotments, stabilizing transactions, short covering transactions and penalty bids. Over-allotments involve sales in excess of the offering size, which creates a short position. Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. Short covering transactions involve purchases of the securities in the open market after the distribution is completed to cover short positions. Penalty bids permit the underwriters to reclaim a selling concession from a dealer when the securities originally sold by the dealer are purchased in a covering transaction to cover short positions. Those activities may cause the price of the securities to be higher than it would be otherwise. If commenced, the underwriters may discontinue any of the activities at any time.

To the extent permitted by and in accordance with Regulation M under the Exchange Act, any underwriters who are qualified market makers on the NASDAQ Capital Market may engage in passive market making transactions in the securities on the NASDAQ Capital Market during the business day prior to the pricing of an offering, before the commencement of offers or sales of the securities. Passive market makers must comply with applicable volume and price limitations and must be identified as passive market makers. In general, a passive market maker must display its bid at a price not in excess of the highest independent bid for such security; if all independent bids are lowered below the passive market maker’s bid, however, the passive market maker’s bid must then be lowered when certain purchase limits are exceeded.

The specific terms of any lock-up provisions in respect of any given offering will be described in the applicable prospectus supplement.

In compliance with the guidelines of the Financial Industry Regulatory Authority, Inc., or FINRA, the maximum consideration or discount to be received by any FINRA member or independent broker-dealer may not exceed 8% of the aggregate proceeds of the offering.

The underwriters, dealers and agents may engage in transactions with us, or perform services for us, in the ordinary course of business for which they receive compensation.

No securities may be sold under this prospectus without delivery, in paper format, in electronic format on the internet, or both, of the applicable prospectus supplement describing the method and terms of the offering.

DESCRIPTION OF COMMON STOCK

The following description of our common stock, together with the additional information we include in any applicable prospectus supplements, summarizes the material terms and provisions of the common stock that we may offer under this prospectus. For the complete terms of our common stock, please refer to our Amended and Restated Certificate of Incorporation, as amended, and Amended and Restated Bylaws that are filed as exhibits to our reports incorporated by reference into the registration statement that includes this prospectus. The General Corporation Law of Delaware may also affect the terms of our common stock.

Authorized and Outstanding Common Stock

Our Amended and Restated Certificate of Incorporation, as amended, provides that we have authority to issue 30,000,000 shares of our common stock, par value $0.001 per share. As of January 23, 2014, there were 13,678,285 shares of common stock issued and outstanding, which includes 730,000 shares of restricted common stock subject to forfeiture, and there were outstanding warrants to purchase approximately an additional 1,131,539 shares of our common stock and options to purchase 1,352,592 shares of our common stock.

Listing

Our common stock is listed on the NASDAQ Capital Market under the symbol “GNVC”.

Dividends

Our Board of Directors may authorize, and we may make, distributions to our common stockholders, subject to any restriction in our Amended and Restated Certificate of Incorporation and to those limitations prescribed by law. However, we have never paid cash dividends on our common stock or any other securities. We anticipate that we will retain all of our future earnings, if any, for use in the expansion and operation of our business and do not anticipate paying cash dividends in the foreseeable future.

Fully Paid and Non-Assessable

All shares of our outstanding common stock are fully paid and non-assessable.

Voting Rights

Each share of our common stock is entitled to one vote in each matter submitted to a vote at a meeting of stockholders including in all elections for directors; stockholders are not entitled to cumulative voting in the election for directors. Our stockholders may vote either in person or by proxy.

Preemptive and Other Rights

Holders of our common stock have no preemptive rights and have no other rights to subscribe for additional securities of the Company under Delaware law. Nor does the common stock have any conversion rights or rights of redemption (or, if any such rights have been granted in relation to the common stock, any such rights have been waived). Upon liquidation, all holders of our common stock are entitled to participate pro rata in our assets available for distribution, subject to the rights of any class of preferred stock then outstanding.

Stockholder Action by Written Consent; Meetings

Pursuant to our Amended and Restated Certificate of Incorporation, stockholders may not take action by written consent in lieu of voting at a meeting, except as may be provided in a resolution or resolutions providing for any class or series of our preferred stock.

Our Amended and Restated Bylaws provide that we must hold an annual meeting of stockholders. Special meetings of our stockholders may be called at any time only by the Board of Directors or by the President.

Staggered Board of Directors

Our Board of Directors is divided into three classes, the members of each of which serve for staggered three-year terms. Our stockholders may elect only one-third of the directors each year; therefore, it is more difficult for a third party to gain control of our Board of Directors than if our Board was not staggered.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is American Stock Transfer & Trust Company.

Rights Agreement

On September 7, 2011, we entered into a Stockholder Rights Agreement with American Stock Transfer & Trust Company, LLC, as rights agent. The Stockholder Rights Agreement was not adopted in response to any specific effort to acquire control of us. In connection with the adoption of the new Stockholder Rights Agreement, our Board of Directors declared a dividend of one preferred stock purchase right (each a “Right”) for each outstanding share of our common stock to stockholders of record as of the close of business on September 7, 2011. Initially, the Rights will be represented by our common stock certificates or book entry notations, will not be traded separately from the common stock, and will not be exercisable. In the event that any person acquires beneficial ownership of 20% or more of the outstanding shares of our common stock, or upon the occurrence of certain other events, each holder of a Right, other than the acquirer, would be entitled to receive, upon payment of the purchase price, which is initially set at $32 per Right, a number of shares of our common stock having a value equal to two times such purchase price. Our Board of Directors is entitled to redeem the Rights at $0.001 per right at any time before a person or group has acquired 20% or more of our common stock. The Rights will expire on September 7, 2021, subject to the our right to extend such date, unless earlier redeemed or exchanged by the Company or terminated. The Rights will at no time have any voting rights. The Company has authorized 30,000 shares of Series B Junior Participating Preferred Stock in connection with the adoption of the new Stockholder Rights Agreement. There was no Series B Junior Participating Preferred Stock issued or outstanding as of September 30, 2013.

Limitations of Director Liability

Delaware law authorizes corporations to limit or eliminate the personal liability of directors to corporations and their stockholders for monetary damages for breach of directors’ fiduciary duty of care. Although Delaware law does not change directors’ duty of care, it enables corporations to limit available relief to equitable remedies such as injunction or rescission. Our Amended and Restated Certificate of Incorporation, as amended, limits the liability of directors to us and our stockholders to the full extent permitted by Delaware law. Specifically, directors are not personally liable for monetary damages to us or our stockholders for breach of the director’s fiduciary duty as a director, except for liability for:

•	any breach of the director’s duty of loyalty to us or our stockholders;
•	acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;
•	unlawful payments of dividends or unlawful stock repurchases or redemptions; and
•	any transaction from which the director derived an improper personal benefit.

Indemnification

To the maximum extent permitted by law, our Amended and Restated Certificate of Incorporation, as amended, provides for mandatory indemnification of directors and officers against any expense, liability or loss to which they may become subject, or which they may incur as a result of being or having been a director or officer. In addition, we must advance or reimburse directors and officers for expenses they incur in connection with indemnifiable claims. We also maintain directors’ and officers’ liability insurance.

DESCRIPTION OF PREFERRED STOCK

The following description of our preferred stock, together with the additional information we include in any prospectus supplements, summarizes the material terms and provisions of the preferred stock that we may offer under this prospectus. For the complete terms of our preferred stock, please refer to our Amended and Restated Certificate of Incorporation, as amended, and Amended and Restated Bylaws that are filed as exhibits to our reports incorporated by reference into the registration statement that includes this prospectus. The General Corporation Law of Delaware, as amended, may also affect the terms of our common stock.

Preferred Stock That We May Offer and Sell to You

Our Amended and Restated Certificate of Incorporation, as amended, authorizes our Board of Directors, without further stockholder action, to provide for the issuance of up to 5,000,000 shares of preferred stock, in one or more classes or series and to fix the rights, preferences, privileges, and restrictions thereof, including dividend rights, dividend rates, conversion rights, voting rights, terms of redemption, redemption prices, liquidation preferences and the number of shares constituting any series of the designation of such series, without further vote or action by the stockholders. We may amend from time to time our restated Certificate to increase the number of authorized shares of preferred stock. Any such amendment would require the approval of the holders of a majority of the voting power of all of the shares of capital stock entitled to vote for directors, without a vote of the holders of preferred stock or any series thereof unless any such holder is entitled to vote for directors or a vote of any such holder is otherwise required pursuant to the restated certificate or certificates of designations establishing a series of preferred stock. As of the date of this prospectus, no shares of preferred stock are outstanding, but 30,000 shares of preferred stock have been designated as “Series B Junior Participating Preferred Stock” to satisfy our obligations with respect to the Rights Agreement described above. Under the Rights Agreement, we are obligated to reserve the number of shares of preferred stock sufficient to permit the exercise in full of all outstanding Rights.

The particular terms of any series of preferred stock being offered by us under this shelf registration statement will be described in the prospectus supplement relating to that series of preferred stock.

Those terms may include:

•	the title and liquidation preference per share of the preferred stock and the number of shares offered;
•	the purchase price of the preferred stock;
•	the dividend rate (or method of calculation), the dates on which dividends will be paid and the date from which dividends will begin to accumulate;
•	any redemption or sinking fund provisions of the preferred stock;
•	any conversion provisions of the preferred stock;
•	the voting rights, if any, of the preferred stock; and
•	any additional dividend, liquidation, redemption, sinking fund and other rights, preferences, privileges, limitations and restrictions of the preferred stock.

The preferred stock will, when issued, be fully paid and non-assessable.

The description of preferred stock above and the description of the terms of a particular series of preferred stock in the prospectus supplement are not complete. You should refer to the applicable certificate of designations for complete information. The prospectus supplement will also contain a description of U.S. federal income tax consequences relating to the preferred stock, if material.

Voting Rights

The General Corporation Law of Delaware provides that the holders of preferred stock will have the right to vote separately as a class on any proposal involving fundamental changes in the rights of holders of that preferred stock. This right is in addition to any voting rights that may be provided for in the applicable certificate of designations.

Other

Our issuance of preferred stock may have the effect of delaying or preventing a change in control. Our issuance of preferred stock could decrease the amount of earnings and assets available for distribution to the holders of common stock or other preferred stock or could adversely affect the rights and powers, including voting rights, of the holders of common stock or other preferred stock. The issuance of preferred stock could have the effect of decreasing the market price of our common stock.

Transfer Agent and Registrar

The transfer agent and registrar for the preferred stock will be set forth in the applicable prospectus supplement.

DESCRIPTION OF WARRANTS

The following description, together with the additional information we may include in any applicable prospectus supplements, summarizes the material terms and provisions of the warrants that we may offer under this prospectus and the related warrant agreements and warrant certificates. While the terms summarized below will apply generally to any warrants we may offer, we will describe the particular terms of any series of warrants in more detail in the applicable prospectus supplement.

We may issue warrants for the purchase of shares of our common stock or preferred stock. Warrants may be issued independently or together with the shares of common stock or preferred stock offered by any prospectus supplement to this prospectus and may be attached to or separate from such shares. Further terms of the warrants will be set forth in the applicable prospectus supplement.

The applicable prospectus supplement will describe the terms of the warrants in respect of which this prospectus is being delivered, including, where applicable, the following:

•	the title of such warrants;
•	the aggregate number of such warrants;
•	the price or prices at which such warrants will be issued;
•	the designation, terms and number of shares of common stock or preferred stock purchasable upon exercise of such warrants;
•	the designation and terms of the shares of common stock or preferred stock with which such warrants are issued and the number of such warrants issued with such shares;
•	the date on and after which such warrants and the related common stock or preferred stock will be separately transferable, including any limitations on ownership and transfer of such warrants;
•	the price at which each share of common stock or preferred stock purchasable upon exercise of such warrants may be purchased;
•	the date on which the right to exercise such warrants shall commence and the date on which such right shall expire;
•	the minimum or maximum amount of such warrants that may be exercised at any one time;
•	information with respect to book-entry procedures, if any;
•	a discussion of certain federal income tax consequences; and
•	any other terms of such warrants, including terms, procedures and limitations relating to the exchange and exercise of such warrants.

This summary of the warrants is not complete. We urge you to read the warrants filed as exhibits to the registration statement that includes this prospectus and the description of the additional terms of the warrants included in the prospectus supplement.

Before exercising their warrants, holders of warrants will not have any of the rights of holders of the securities purchasable upon such exercise, including the right to receive dividends, if any, or payments upon our liquidation, dissolution or winding up or to exercise voting rights, if any.

Exercise of Warrants

Each warrant will entitle the holder thereof to purchase for cash the number of shares of preferred stock and the number of shares of common stock at the exercise price as shall in each case be set forth in, or be determinable as set forth in, the applicable prospectus supplement. Warrants may be exercised at any time up to the close of business on the expiration date set forth in the applicable prospectus supplement. After the close of business on the expiration date, unexercised warrants will become void.

Warrants may be exercised as set forth in the applicable prospectus supplement relating to the warrants offered thereby. Upon receipt of payment and the warrant certificate properly completed and duly executed at the corporate trust office of the warrant agent, if any, or any other office indicated in the applicable prospectus supplement, we will, as soon as practicable, forward the purchased securities. If less than all of the warrants represented by the warrant certificate are exercised, a new warrant certificate will be issued for the remaining warrants. Holders of warrants will be required to pay any tax or governmental charge that may be imposed in connection with transferring the underlying securities in connection with the exercise of the warrants.

RATIO OF EARNINGS TO FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

The table below presents the ratio of earnings to combined fixed charges and preferred stock dividends and the coverage deficiency for the last five fiscal years and the nine months ended September 30, 2013.

	For the Nine Months Ended September 30, 2013	For the Year Ended December 31,
		2012	2011	2010	2009	2008
Ratio of earnings to combined fixed charges and preferred stock dividends	Deficiency	deficiency	deficiency	deficiency	deficiency	deficiency
Deficiency (in thousands)	$(9,132)	$(14,055)	$(7,441)	$(12,274)	$(18,362)	$(26,063)

For the nine months ended September 30, 2013 and the years ended December 31, 2012, 2011, 2010, 2009 and 2008, earnings are inadequate to cover fixed charges and the dollar amount of the coverage deficiency is disclosed in the above table, in thousands.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to incorporate by reference the information that we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of the prospectus. These documents may include periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as Proxy Statements. Any documents that we subsequently file with the SEC will automatically update and replace the information previously filed with the SEC. Thus, for example, in the case of a conflict or inconsistency between information set forth in this prospectus and information incorporated by reference into this prospectus, you should rely on the information contained in the document that was filed later.

This prospectus incorporates by reference the documents listed below that we previously have filed with the SEC and any additional documents that we may file with the SEC (File No. 0-24469) under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act between the date of this prospectus and the termination of the offering of the securities. These documents contain important information about us.

•	Our Annual Report on Form 10-K for the year ended December 31, 2012;
•	Our definitive Proxy Statement on Schedule 14A filed with the SEC on October 16, 2013;
•	Our Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2013, June 30, 2013 and September 30, 2013;
•	Our Current Reports on Form 8-K (other than portions thereof furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits accompanying such reports that are related to such items) filed with the SEC on February 8, 2013, February 12, 2013, April 26, 2013, May 28, 2013, June 24, 2013, June 25, 2013, June 28, 2013, July 30, 2013, August 8, 2013, September 5, 2013, September 19, 2013, October 7, 2013, October 21, 2013, November 27, 2013, and December 11, 2013;
•	The description of our common stock contained in our Registration Statement on Form 8-A filed under the Exchange Act on September 26, 2001, including any amendment or report filed for the purpose of updating such description; and
•	All documents filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and before the termination of the offering.

We are not, however, incorporating by reference any documents, or portions of documents, whether specifically listed above or arising in the future, which are not deemed “filed” with the SEC.

You can obtain a copy of any or all of the documents incorporated by reference in this prospectus (other than an exhibit to a document unless that exhibit is specifically incorporated by reference into that document) from the SEC on its website at http://www.sec.gov. You also can obtain these documents from us without charge by visiting our internet website http://www.genvec.com or by requesting them in writing, by email or by telephone at the following address:

Douglas J. Swirsky
President and Chief Executive Officer
GenVec, Inc.
910 Clopper Road, Suite 220N
Gaithersburg, Maryland 20878
(240) 632-0740

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement under the Securities Act that registers the distribution of the securities offered under this prospectus. The registration statement, including the attached exhibits and schedules and the information incorporated by reference, contains additional relevant information about the securities and us. The rules and regulations of the SEC allow us to omit from this prospectus certain information included in the registration statement. In addition, we file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy this information and the registration statement at the SEC public reference room located at 100 F Street, N.W., Washington D.C. 20549. Please call the SEC at 1-800-SEC-0330 for more information about the operation of the public reference room.

In addition, the SEC maintains an internet website that contains reports, proxy statements and other information about issuers of securities, like us, who file such material electronically with the SEC. The address of that website is http://www.sec.gov. We also maintain a website at http://www.genvec.com, which provides additional information about our company. The contents of our website, however, are not a part of this prospectus.

LEGAL MATTERS

Hogan Lovells US LLP, Baltimore, Maryland, has passed upon certain legal matters in connection with certain legal matters in connection with the securities offered hereby.

EXPERTS

The financial statements of GenVec, Inc., as of December 31, 2012 and 2011, and for each of the years then ended, have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

UP TO $10,000,000 OF
SHARES OF
COMMON STOCK

PROSPECTUS SUPPLEMENT

Roth Capital Partners

The date of this prospectus supplement is February 11, 2014.